UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K

CURRENT REPORT
Pursuant to Section 13 or 15(d)
of the Securities Exchange Act of 1934

Date of report (date of earliest event reported): March 9, 2010

BLUEKNIGHT ENERGY PARTNERS, L.P.
(Exact name of Registrant as specified in its charter)

DELAWARE	001-33503	20-8536826
(State of incorporation or organization)	(Commission file number)	(I.R.S. employer identification number)

Two Warren Place 6120 South Yale Avenue, Suite 500 Tulsa, Oklahoma	74136
(Address of principal executive offices)	(Zip code)

Registrant’s telephone number, including area code:  (918) 237-4000

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

[ ]  Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

[ ]  Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

[ ]  Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

[ ]  Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01.	Entry into a Material Definitive Agreement.

On March 9, 2010, a subsidiary of Blueknight Energy Partners, L.P. (the “Partnership”) and Vitol Inc. entered into a Crude Oil Storage Services Agreement that is effective as of May 1, 2010 (the “Storage Agreement”).  The membership interests of Blueknight Energy Partners G.P., L.L.C., the general partner of the Partnership (the “General Partner”), are owned by Blueknight Energy Holding, Inc. (“Blueknight Holding”). Blueknight Holding and Vitol Inc. are affiliated entities as both companies are indirectly owned by Vitol Holding B.V.

Pursuant to the Storage Agreement, the subsidiary of the Partnership will provide crude oil storage services to Vitol Inc.  The initial term of the Storage Agreement is five years commencing on May 1, 2010 and will automatically renew for successive one year periods until terminated by either party with ninety days prior notice.  Revenues earned under the Storage Agreement are based upon the 2 million barrels of storage capacity that is dedicated to Vitol Inc. under such agreement.

Item 4.02.	Non-Reliance on Previously Issued Financial Statements or a Related Audit Report or Completed Interim Review.

On March 9, 2010, management of the General Partner, with the approval of the Audit Committee of the Board of Directors of the General Partner, concluded that the unaudited interim financial statements previously filed as part of the June 30, 2009 and September 30, 2009 quarterly reports on Form 10-Q (the “Prior Quarterly Reports”) should no longer be relied upon because such financial statements understate interest expense and the associated impact upon the related balance sheet accounts in each of the above referenced periods.  The Partnership will file amended quarterly reports on Form 10-Q for the quarters ended June 30, 2009 and September 30, 2009 as soon as practicable.  Interest expense for the quarter ended June 30, 2009 is expected to change from the previously recorded $11.7 million to $13.0 million in connection with the restatement, thereby increasing net loss from the previously recorded $3.5 million to $4.8 million for the quarter ended June 30, 2009.  Interest expense for the quarter ended September 30, 2009 is expected to change from the previously recorded $11.2 million to $12.8 million in connection with the restatement, thereby increasing net loss from the previously recorded $2.9 million to $4.4 million for the quarter ended September 30, 2009.

    In the Prior Quarterly Reports, the General Partner’s former Chief Executive Officer (“CEO”) and current Chief Financial Officer (“CFO”) concluded that the Partnership’s disclosure controls and procedures were effective as of June 30, 2009 and September 30, 2009, respectively.  In connection with the preparation of the Partnership’s financial statements for the year ended December 31, 2009, the Partnership identified a material weakness in internal control over financial reporting related to the Partnership’s process for analyzing and applying complex accounting associated with debt arrangements, such as, the accounting for increasing rate interest provisions and forbearance fees associated with debt modifications.  In light of the material weakness, the General Partner's current CEO and CFO have reassessed the effectiveness of the Partnership’s disclosure controls and procedures and have concluded that the Partnership’s disclosure controls and procedures and internal control over financial reporting were not effective as of the end of each of these quarterly periods.  The conclusions of the General Partner’s management, including its current CEO and CFO, regarding the Partnership’s disclosure controls and procedures and internal control over financial reporting as well as the description of the material weakness will be included in the Partnership’s amended quarterly reports on Form 10-Q for the quarters ended June 30, 2009 and September 30, 2009 and the Partnership’s annual report on Form 10-K for the year ended December 31, 2009.

Management and the General Partner’s Audit Committee have discussed these matters with PricewaterhouseCoopers LLP, the Partnership’s independent registered public accounting firm.

Item 5.02.	Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

As discussed previously in a current report on Form 8-K, filed on February 16, 2010, the Board of Directors of the General Partner acknowledged that Pete Schwiering had effectively resigned from his position as Executive Vice President - Crude Operations of the General Partner due to his continued exclusive employment by SemGroup Corporation, which is not affiliated with the General Partner or the Partnership.  Mr. Schwiering entered into a release with the Partnership and its affiliates, effective as of March 9, 2010, in connection with this resignation.  In connection with this release, the Partnership paid Mr. Schwiering $275,000 in exchange for a waiver and release of all employment related claims against the General Partner and the Partnership, including certain claims asserted by Mr. Schwiering related to his employment agreement and the General Partner’s 2009 Executive Cash Bonus Plan.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

BLUEKNIGHT ENERGY PARTNERS, L.P.

By:  Blueknight Energy Partners G.P., L.L.C.
        its General Partner

Date:  March 12, 2010                                          By:  /s/ Alex G. Stallings
Alex G. Stallings
Chief Financial Officer and Secretary